EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Full Year Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- April 24, 2008 -- AVX Corporation (NYSE:  AVX)

Highlights:
•	Quarter Revenue up 7.0%, or $26.5 million, over the same period in the prior year.
•	Total year Revenue of $1,619.3 million up 8.1%, or $120.8 million, over last fiscal year.
•	Quarter Gross Profit improved to 17.5%, an increase over the December quarter.
•	Selling prices in the quarter remained stable.
•	The company paid Dividends of $27.6 million, or $0.16 per share, during the fiscal year 2008.
•	Cash and cash equivalents and short and long-term investments in securities increased $6.3 million to $814.9 million during the quarter.

Chief Executive Officer and President, John Gilbertson stated, “The year was a solid improvement over last year as we expanded our Advanced Product Group and fully integrated American Technical Ceramics Corp. (“ATC”) into our organization. The Advanced Product Group represented a record 31% of our overall orders this quarter. This acquisition is now contributing to our earnings and we are expecting further improvements as the year progresses with these new product lines.”

Unaudited net sales for the quarter ended March 31, 2008 improved $26.5 million, or 7.0%, over the same quarter last year. Unaudited net sales of $1.6 billion for the fiscal year ended March 31, 2008 improved $120.8 million, or 8.1%, over the fiscal year ended March 31, 2007.

Unaudited net income for the fiscal year was $149.5 million, or $0.87 per share, compared to net income of $153.9 million, or $0.89 per share, in the prior fiscal year. Current year income was negatively impacted by charges related to headcount reductions of $2.4 million, and in-process research and development expense related to the acquisition of $0.4 million.

John Gilbertson went on to state, "Our financial position remains exceptionally strong and we look forward to the upcoming year to further add to this position with improving revenue and income.  During the year, we paid off the bank debt of $6.9 million acquired with the ATC acquisition, and paid dividends of $27.6 million to our shareholders. After these cash payouts, cash and cash equivalents and short and long term investment balances were $814.9 million at March 31, 2008.”

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2007	2008	2007	2008
Net sales	$379,351	$405,869	$1,498,495	$1,619,275
Cost of sales	308,006	334,826	1,201,337	1,328,491
Restructuring charges	-	-	-	2,421
Gross profit	71,345	71,043	297,158	288,363
Selling, general & admin. expense	29,180	33,360	116,482	126,848
In-process research and development	-	-	-	390
Profit from operations	42,165	37,683	180,676	161,125
Other income	11,185	9,528	36,890	42,240
Income before income taxes	53,350	47,211	217,566	203,365
Provision for taxes	10,330	11,357	63,701	53,892
Net income	$43,020	$35,854	$153,865	149,473

Basic income per share	$0.25	$0.21	$0.89	$0.87
Diluted income per share	$0.25	$0.21	$0.89	$0.87

Weighted average common
shares outstanding:
Basic	171,767	171,111	172,047	171,487
Diluted	172,347	171,422	172,751	172,065

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	March 31,
	2007	2008
Assets
Cash and cash equivalents	$684,382	$568,457
Short-term investment in securities	145,000	50,000
Short-term available-for-sale securities	-	44,790
Accounts receivable, net	196,165	204,170
Inventories	330,141	421,216
Other current assets	65,707	88,936
Total current assets	1,421,395	1,377,569
Long-term investment in securities	139,000	108,999
Long-term available-for-sale securities	-	42,666
Property, plant and equipment, net	243,873	316,572
Goodwill and other intangibles	71,166	254,059
Other assets	24,102	9,161

TOTAL ASSETS	$1,899,536	$2,109,026

Liabilities and Stockholders' Equity
Accounts payable	$126,689	$137,152
Income taxes payable and accrued expenses	80,671	73,373
Total current liabilities	207,360	210,525
Other liabilities	56,897	70,898

TOTAL LIABILITIES	264,257	281,423

TOTAL STOCKHOLDERS' EQUITY	1,635,279	1,827,603

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,899,536	$2,109,026

The Company completed its acquisition of ATC on September 25, 2007 for approximately $231.3 million cash plus related transaction costs. Based on the allocation of the purchase price to the assets acquired and liabilities assumed, the Company recorded approximately $85.1 million of goodwill, $97.4 million of identifiable intangible assets, $31.8 million of fixed assets and $53.7 million of working capital.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com